Exhibit 99.1

Celanese Corporation
Investor Relations
Corporate News Release	1601 West LBJ Freeway
Dallas, Texas 75234-6034
Celanese Corporation Reports First Quarter Results; Strong Cash Position
First quarter highlights:
▪	Net sales were $1,146 million, down 38% from prior year period

▪	Operating profit was $27 million versus $234 million in prior year period

▪	Net earnings were ($20) million versus $145 million in prior year period

▪	Operating EBITDA was $136 million versus $381 million in prior year period

▪	Diluted EPS from continuing operations was ($0.17) versus $0.87 in prior year period

▪	Adjusted EPS was $0.08 versus $1.06 in prior year period

	Three Months Ended
	March 31,

(in $ millions, except per share data)	2009	2008

Net sales	1,146	1,846
Operating profit (loss)	27	234
Net earnings (loss) attributable to the Company	(20)	145
Operating EBITDA [1]	136	381
Diluted EPS — continuing operations	$(0.17)	$0.87
Diluted EPS — total	$(0.16)	$0.87
Adjusted EPS [1]	$0.08	$1.06

[1]	Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, April 28, 2009: Celanese Corporation (NYSE: CE), a leading global chemical company, today reported first quarter 2009 net sales of $1,146 million, a 38 percent decrease from the same period last year, primarily driven by lower volumes on continued weak global demand and lower pricing for acetyl products. Higher pricing in Advanced Engineered Materials’ and Consumer Specialties’ products partially offset the declines in other businesses. Operating profit was $27 million compared with $234 million in the same period last year as the decrease in net sales more than offset lower raw material and energy costs, as well as reduced manufacturing, selling, general and administrative expenses related to the company’s fixed spending reduction efforts. Included in the results were a net of $33 million pre-tax of other charges and other adjustments primarily associated with fixed spending reduction efforts and the announced shutdown of the vinyl acetate monomer (VAM) unit at the company’s Cangrejera, Mexico facility. Net earnings were a loss of $20 million compared with a profit of $145 million in the prior year period, with contributions from equity and cost investments $34 million lower than last year’s results. With the exception of automotive and electronics, global demand for the company’s products improved sequentially as the impacts of inventory destocking throughout its end-consumer supply chains diminished.
Adjusted earnings per share for the first quarter of 2009 were $0.08 compared with $1.06 in the same period last year. Results included an estimated total inventory accounting impact of approximately $32 million before taxes related to the negative effects of first-in, first-out (FIFO) accounting. The effective tax rate and diluted share count used in adjusted earnings per share in the current period were 29 percent and 155.6 million, respectively. Operating EBITDA was $136 million in the first quarter of 2009 versus $381 million in the prior year period. The quarter’s results excluded the net of $33 million pre-tax of other charges and other adjustments.
“Although general economic conditions at the consumer level remained weak, we began to realize the positive impacts of reduced inventory destocking throughout our customers’ supply chains as the quarter progressed,” said David Weidman, chairman and chief executive officer. “The leading global franchises of our integrated business model, particularly our Consumer and Industrial Specialties businesses, continued to execute their strategies and delivered strong results during these challenging times. Additionally, our fixed spending reduction actions have already begun to yield sustainable benefits. Our cash position remains very strong and we continue to expect positive free cash flow in 2009.”
Recent Highlights
▪	Entered into an agreement to sell its polyvinyl alcohol (PVOH) business to Sekisui Chemical Co., Ltd. for a purchase price of approximately $173 million, excluding the value of accounts receivable and payable retained by Celanese. This transaction is expected to be completed by mid-year 2009.

▪	Permanently shut down the VAM production unit at the Cangrejera, Mexico site during the first quarter of 2009.

▪	Initiated a project of closure of its acetic acid and VAM units in Pardies, France. This project follows the assessment phase initiated in January 2009 regarding the potential closure of the site and the acetic acid and VAM operations.

▪	Realigned its executive leadership team to support ongoing productivity efforts and position the company for sustainable long-term value creation. Sandy Beach Lin and Doug Madden were both named corporate executive vice presidents.

▪	Received a $412 million advance payment from the Frankfurt, Germany, Airport (Fraport AG) associated with the relocation of the Ticona business in Kelsterbach, Germany.
First Quarter Segment Overview
Consumer Specialties
Consumer Specialties continued to deliver improved performance as margins expanded in these less economically sensitive businesses. Net sales in the first quarter of 2009 were $266 million, a $16 million decrease from the same period last year. Higher pricing on continued strong global demand for the company’s acetate products only partially offset lower volumes primarily related to the timing of customer contract negotiations and lower acetate flake sales. Operating profit was $66 million, a $16 million increase from a year ago, due to the higher pricing, favorable currency and lower spending and energy costs. Operating EBITDA was $81 million in the period compared with $65 million in the first quarter of 2008.

Industrial Specialties
Industrial Specialties delivered solid results with expanded margins, despite weak global demand and the impact of the company’s AT Plastics plant outage. Net sales in the first quarter were $242 million, a decrease of $123 million from the prior year period, primarily due to lower volumes in Europe and North America, as well as the effect of the AT Plastics force majeure. The lower volumes were attributed to weakened demand across all industries, but were most pronounced in automotive and construction associated with its polyvinyl alcohol business. The company’s continued success in Asia helped to partially offset the weaker demand in other regions. Operating profit was $10 million compared with $17 million in the same period last year, however, margins expanded in this downstream business. Lower raw material and energy costs, along with the benefits of the company’s fixed spending reductions, more than offset slightly lower pricing. Operating EBITDA was $26 million compared with $36 million in the prior year period. This quarter’s results included approximately $6 million of inventory accounting impact.
Advanced Engineered Materials
Although Advanced Engineered Materials maintained increased pricing for its high value-in-use engineered polymers, significant volume declines continued to impact overall segment performance. Net sales in the first quarter were $165 million, a $129 million decrease from the prior year period. Volumes decreased by 43 percent year-over-year, primarily due to reduced automotive production in the U.S. and Europe, continued inventory destocking in electrical/electronic and other industrial applications, and modestly weaker demand in Asia. The lower volumes and negative impacts of currency more than offset the higher pricing. Operating profit in the first quarter was a loss of $19 million compared with a profit of $30 million in the same period last year as the higher pricing, reduced raw material and energy costs, and lower spending could not offset the lower volumes. Operating EBITDA was $0 compared with $60 million in the first quarter of 2008. Equity in net earnings from the Advanced Engineered Materials’ strategic affiliates were a loss of $8 million, $17 million lower than the prior year period, as they experienced similar pressures on volumes and earnings. This quarter’s results included approximately $5 million of inventory accounting impact.
Acetyl Intermediates
Acetyl Intermediates continued to experience the impacts of industry destocking early in the first quarter of 2009 and reduced global demand for its acetyl products throughout the period. Net sales in the quarter were $572 million, a 48 percent decrease from the prior year period, due to lower pricing and lower volumes. Pricing declined as the industry experienced lower utilization rates on reduced global demand compared with the prior year period, particularly in Europe and the Americas. The lower industry utilization, as well as lower raw material input costs, negatively impacted pricing in the quarter. Although demand in Europe and the Americas remained weak and unchanged from the fourth quarter of 2008, demand for the company’s products in Asia increased sequentially, primarily due to the diminishing impact of inventory destocking throughout the quarter. Operating profit was $12 million compared with $177 million in the same period last year as the lower raw material and energy costs, as well as the benefits of the company’s fixed spending reduction efforts, were more than offset by the lower revenue. Operating EBITDA was $48 million compared with $246 million in the same period last year. Dividends from the company’s cost investments, including its Ibn Sina cost affiliate, were $3 million compared with $27 million in the prior year period, due to significantly lower global pricing for methanol and methyl tertiary-butyl ether (MTBE). This quarter’s results included approximately $21 million of inventory accounting impact.
Taxes
The tax rate for adjusted earnings per share was 29 percent in the first quarter of 2009 compared with 26 percent in the first quarter of 2008. The U.S. GAAP effective tax rate for continuing operations for the first quarter of 2009 was negative 31 percent versus 33 percent in the first quarter of 2008. The change in the effective income tax rate is primarily due to an increase in valuation allowance on certain expected foreign net operating losses for the current year, lower earnings in jurisdictions participating in tax holidays, and increases in reserves for uncertain tax positions and related interest. The company had a net cash tax refund of $5 million in the first quarter of 2009 compared with $29 million of cash taxes paid in the first quarter of 2008. The decrease in cash taxes paid is primarily the result of a tax refund and the timing of cash taxes in certain jurisdictions.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, were $4 million compared with $38 million in the prior year period, primarily driven by significantly lower dividends from the company’s Ibn Sina cost affiliate and lower earnings from the Advanced Engineered Materials equity affiliates. Ibn Sina’s reduced dividends were attributed to lower methanol and MTBE pricing, while lower earnings from the company’s equity affiliates were driven by dramatically lower volumes in automotive and other industries. Equity and cost investment dividends, which are included in cash flows, were $24 million, a $47 million decrease from results in the same period last year, due to both lower dividends from the Ibn Sina cost affiliate as well as lower dividends from the equity affiliates.
Cash Flow
Cash and cash equivalents at the end of the first quarter of 2009 were $1,150 million compared with $763 million at the end of the first quarter of 2008. Cash flow provided by operating activities was $199 million in the quarter, an increase of $33 million compared to the prior year period. Favorable trade working capital, lower cash taxes and reduced capital expenditures helped to offset the lower operating performance. During the first quarter of 2009, the company received a payment of $412 million related to the relocation of Ticona’s business in Kelsterbach, Germany, which is reflected in investing activities. Additionally, the company received $75 million in associated value-added tax, reflected in operating activities, which will be paid in the second quarter of 2009. Net debt at the end of the first quarter of 2009 was $2,319 million, a $538 million decrease from the end of the fourth quarter of 2008, on positive adjusted free cash flow and the advance payment from Fraport AG.

Outlook
“We do not currently expect any significant improvement in end-consumer demand throughout 2009. However, as we moved out of the first quarter, we believe that the majority of inventory destocking through our customer supply chains is behind us, with the possible exception of the automotive and electronics industries,” said Weidman. “As destocking in these areas abates, we would expect all of our businesses to perform at their ‘normalized trough’ profiles. We also expect to realize further benefits of the sustainable actions the company has taken to ensure our success during both this current recession as well as the future recovery.”

Contacts:
Investor Relations	Media — U.S.	Media — Europe
Mark Oberle	W. Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 69 305 7137
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 69 305 36787
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.
Use of Non-U.S. GAAP Financial Information
▪	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

▪	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

▪	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

▪	The tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year, excluding changes in uncertain tax positions, discrete items and changes in management’s assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

▪	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

▪	Adjusted free cash flow is defined as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges and adjustments. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2009	2008

Net sales	1,146	1,846
Cost of sales	(946)	(1,428)

Gross profit	200	418

Selling, general and administrative expenses	(114)	(136)
Amortization of Intangible assets [1]	(17)	(19)
Research and development expenses	(20)	(23)
Other (charges) gains, net	(21)	(16)
Foreign exchange gain (loss), net	2	7
Gain (loss) on disposition of businesses and assets, net	(3)	3

Operating profit	27	234

Equity in net earnings (loss) of affiliates	(2)	10
Interest expense	(51)	(67)
Interest income	3	9
Dividend income — cost investments	6	28
Other income (expense), net	1	4

Earnings (loss) from continuing operations before tax	(16)	218

Income tax (provision) benefit	(5)	(73)

Earnings (loss) from continuing operations	(21)	145

Earnings (loss) from operation of discontinued operations, net of tax	1	—

Earnings (loss) from discontinued operations	1	—

Net earnings (loss)	(20)	145
Less: Net earnings (loss) attributable to noncontrolling interests	—	—

Net earnings (loss) attributable to the Company	(20)	145

Cumulative preferred stock dividend	(3)	(3)

Net earnings (loss) available to common shareholders	(23)	142

Earnings (loss) per common share — basic
Continuing operations	$(0.17)	$0.93
Discontinued operations	0.01	—

Net earnings (loss) — basic	$(0.16)	$0.93

Earnings (loss) per common share — diluted
Continuing operations	$(0.17)	$0.87
Discontinued operations	0.01	—

Net earnings (loss) — diluted	$(0.16)	$0.87

Weighted average shares (millions)
Basic	143.5	152.0
Diluted	143.5	167.3

1	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	March 31,	December 31,
(in $ millions)	2009	2008

ASSETS
Current Assets
Cash & cash equivalents	1,150	676
Trade receivables — third party and affiliates, net	624	631
Non-trade receivables	222	274
Inventories	522	577
Deferred income taxes	24	24
Marketable securities, at fair value	5	6
Other assets	42	96

Total current assets	2,589	2,284

Investments in affiliates	720	789
Property, plant and equipment, net	2,482	2,472
Deferred income taxes	29	27
Marketable securities, at fair value	80	94
Other assets	344	357
Goodwill	758	779
Intangible assets, net	335	364

Total assets	7,337	7,166

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt — third party and affiliates	195	233
Trade payables — third party and affiliates	504	523
Other liabilities	576	574
Deferred income taxes	14	15
Income taxes payable	10	24

Total current liabilities	1,299	1,369

Long-term debt	3,274	3,300
Deferred income taxes	118	122
Uncertain tax positions	218	218
Benefit obligations	1,162	1,167
Other liabilities	1,219	806
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(781)	(781)
Additional paid-in capital	498	495
Retained earnings	1,018	1,047
Accumulated other comprehensive income (loss), net	(690)	(579)

Total Company shareholders’ equity	45	182
Noncontrolling interests	2	2

Total shareholders’ equity	47	184

Total liabilities and shareholders’ equity	7,337	7,166

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA - a Non-U.S. GAAP Measure

	Three Months Ended
	March 31,
(in $ millions)	2009	2008

Net Sales
Advanced Engineered Materials	165	294
Consumer Specialties	266	282
Industrial Specialties	242	365
Acetyl Intermediates	572	1,096
Other Activities [1]	—	—
Intersegment eliminations	(99)	(191)

Total	1,146	1,846

Operating Profit (Loss)
Advanced Engineered Materials	(19)	30
Consumer Specialties	66	50
Industrial Specialties	10	17
Acetyl Intermediates	12	177
Other Activities [1]	(42)	(40)

Total	27	234

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	(8)	9
Consumer Specialties	3	—
Industrial Specialties	—	—
Acetyl Intermediates	4	29
Other Activities [1]	6	4

Total	5	42

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	10	1
Consumer Specialties	—	1
Industrial Specialties	3	5
Acetyl Intermediates	5	8
Other Activities [1]	15	7

Total	33	22

Depreciation and Amortization Expense
Advanced Engineered Materials	17	20
Consumer Specialties	12	14
Industrial Specialties	13	14
Acetyl Intermediates	27	32
Other Activities [1]	2	3

Total	71	83

Operating EBITDA
Advanced Engineered Materials	—	60
Consumer Specialties	81	65
Industrial Specialties	26	36
Acetyl Intermediates	48	246
Other Activities [1]	(19)	(26)

Total	136	381

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	See Table 7.

Table 2
Factors Affecting First Quarter 2009 Segment Net Sales Compared to First Quarter 2008

(in percent)	Volume	Price	Currency	Other [1]	Total

Advanced Engineered Materials	-43%	4%	-5%	0%	-44%
Consumer Specialties	-11%	8%	-3%	0%	-6%
Industrial Specialties	-26%	-3%	-5%	0%	-34%
Acetyl Intermediates	-19%	-27%	-2%	0%	-48%
Total Company	-25%	-14%	-4%	5%	-38%

[1]	Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.
Table 3
Cash Flow Information

	Three Months Ended
	March 31,
(in $ millions)	2009	2008

Net cash provided by operating activities	199	166
Net cash provided by (used in) investing activities [1]	311	(138)
Net cash used in financing activities	(48)	(112)
Exchange rate effects on cash	12	22
Cash and cash equivalents at beginning of period	676	825

Cash and cash equivalents at end of period	1,150	763

[1]	2009 includes $412 million of cash received and $58 million of capital expenditures related to the Ticona Kelsterbach plant relocation. 2008 includes no cash received and $28 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received

	Three Months Ended
	March 31,
(in $ millions)	2009	2008

Dividends from equity investments	18	43
Dividends from cost investments	6	28

Total	24	71

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	March 31,	December 31,
(in $ millions)	2009	2008

Short-term borrowings and current installments of long-term debt — third party and affiliates	195	233
Long-term debt	3,274	3,300

Total debt	3,469	3,533
Less: Cash and cash equivalents	1,150	676

Net Debt	2,319	2,857

Table 6

Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2009	2008

Earnings (loss) from continuing operations before tax	(16)	218
Non-GAAP Adjustments:
Other charges and other adjustments [1]	33	22

Adjusted Earnings (loss) from continuing operations before tax	17	240
Income tax (provision) benefit on adjusted earnings [2]	(5)	(62)
Noncontrolling interests	—	—

Adjusted Earnings (loss) from continuing operations	12	178
Preferred dividends	(3)	(3)

Adjusted net earnings (loss) available to common shareholders	9	175
Add back: Preferred dividends	3	3
Adjusted net earnings (loss) for adjusted EPS	12	178

Diluted shares (millions) [3]
Weighted average shares outstanding	143.5	152.0
Assumed conversion of preferred shares	12.1	12.0
Assumed conversion of restricted stock units	—	0.5
Assumed conversion of stock options	—	2.8

Total diluted shares	155.6	167.3

Adjusted EPS	0.08	1.06

[1]	See Table 7 for details

[2]	The adjusted tax rate for the three months ended March 31, 2009 is 29% based on the forecasted adjusted tax rate for 2009.

[3]	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

[4]	The impact of inventory accounting adjustments on Adjusted EPS is $0.15 calculated as $32 million tax effected at 29% divided by 155.6 million diluted shares for the three months ended March 31, 2009.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended
	March 31,
(in $ millions)	2009	2008

Employee termination benefits	24	7
Plant/office closures	—	7
Ticona Kelsterbach plant relocation	3	2
Clear Lake insurance recoveries	(6)	—
Insurance recoveries associated with plumbing cases	(1)	—
Asset impairments	1	—

Total	21	16

Other Adjustments: 1

	Three Months Ended		Income
	March 31,		Statement
(in $ millions)	2009	2008	Classification
Business optimization	2	9	SG&A
Ticona Kelsterbach plant relocation	1	(2)	Cost of sales
Plant closures	4	—	Cost of sales
Other	5	(1)	Various

Total	12	6

Total other charges and other adjustments	33	22

[1]	These items are included in net earnings but not included in other charges.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended
(in $ millions)	March 31,
	2009	2008

Net Sales
Ticona Affiliates[1]	172	355
Infraserv[2]	510	548

Total	682	903

Operating Profit
Ticona Affiliates	(19)	33
Infraserv	25	19

Total	6	52

Depreciation and Amortization
Ticona Affiliates	27	22
Infraserv	23	27

Total	50	49

Affiliate EBITDA[3]
Ticona Affiliates	8	55
Infraserv	48	46

Total	56	101

Net Income
Ticona Affiliates	(16)	19
Infraserv	19	(2)

Total	3	17

Net Debt
Ticona Affiliates	260	185
Infraserv	562	325

Total	822	510

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended
(in $ millions)	March 31,
	2009	2008

Net Sales
Ticona Affiliates	80	163
Infraserv	163	176

Total	243	339

Operating Profit
Ticona Affiliates	(8)	15
Infraserv	8	6

Total	—	21

Depreciation and Amortization
Ticona Affiliates	12	10
Infraserv	7	9

Total	19	19

Affiliate EBITDA[3]
Ticona Affiliates	4	25
Infraserv	15	15

Total	19	40

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates	(8)	9
Infraserv	6	1

Total	(2)	10

Affiliate EBITDA in excess of Equity in net earnings of affiliates[5]
Ticona Affiliates	12	16
Infraserv	9	14

Total	21	30

Net Debt
Ticona Affiliates	118	85
Infraserv	177	102

Total	295	187

[1]	Ticona Affiliates includes Polyplastics (45% ownership), Korean Engineering Plastics (50%), Fortron Industries (50%), and Una SA (50%)

[2]	Infraserv includes Infraserv Entities valued as equity investments (Infraserv Höchst — 31% ownership, Infraserv Gendorf — 39% and Infraserv Knapsack 27%)

[3]	Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization, a non-U.S. GAAP measure

[4]	Calculated as the product of figures from the above table times Celanese ownership percentage

[5]	Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA